XFormity, Inc. is Highlighted in Nations Restaurant News Magazine

Nashville, Tenn. - January 23, 2007 - XFormity, Inc., a wholly-owned subsidiary of XFormity Technologies, Inc., announced today that it was highlighted in Nations Restaurant News magazine, a print and weekly online digest that covers current events and breaking news in food service personnel, government regulations, financing, market shifts and trends, new restaurants and other business news. Dallas-based, XFormity provides web-based decision support solutions and tools for restaurant and hospitality operators that poll, integrate and deliver daily operational, marketing and promotional data from store to headquarters.

The article titled “Operators Cite Value of Above-Store Reporting Systems” emphasizes the ease and importance for Restaurant Operators to use the sophisticated above-store reporting, or ASR, systems for decision-making guidance. Quoted throughout the article is Shawn Taylor, President and Chief Executive Officer of Family EATS, a 28-unit Houston-based Taco Bell franchisee and Pizza Hut licensee who has been a subscriber to XFormity’s QSRx service since 2003. Mr. Taylor said, “XFormity’s remotely hosted technology and application service provider model means my return far outweighs my cost, as my monthly subscription payment is $50 per unit.” He adds, “I was not required to pay any fees upfront or to invest in additional computing infrastructure.”

XFormity’s QSRx service continues to be highlighted throughout the article. XFormity subscriber, Michael Roe, Vice President and Partner of RGT Management said, “I cannot imagine running our business without QSRx.” RGT operates 85 franchises including Taco Bell, Long John Silver’s, A&W, Pizza Hut Express, KFC and Off the Grill restaurants.

About XFormity Technologies, Inc.
XFormity Technologies, Inc. designs and manages Integrated Business Intelligence solutions as a hosted service, with a focus in the Quick Service Restaurant industry. The Company, along with its strategic partner SEI, is able to rapidly roll out flexible, extensible solutions to offer an immediate ROI to the customer. More information about XFormity (OTCBB:XFMY - News) is available at www.xformity.com.